Execution Version

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

Dated as of September 27, 2017

by and among

KINGSWOOD GENESIS FUND I, LLC,

KW GENESIS MERGER SUB, INC.

and

VERSAR, INC.

TABLE OF CONTENTS

TABLE OF CONTENTS (CONT'D)

TABLE OF CONTENTS (CONT'D)

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 27, 2017 (this "Agreement"), is entered into by and among Kingswood Genesis Fund I, LLC, a Delaware limited liability company ("Parent"), KW Genesis Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and Versar, Inc., a Delaware corporation (the "Company"). Defined terms used herein have the respective meanings set forth in Section 8.13.

W I T N E S S E T H

WHEREAS, the parties entered into that certain Agreement and Plan of Merger, dated as of September 22, 2017 (the "Original Agreement"), and they now desire to amend and restate the Original Agreement in its entirety to correct certain scrivener's errors in the Original Agreement (it being understood that all references herein to the "date hereof" or "the date of this Agreement" or any other similar phrases refer to September 22, 2017);

WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (as it may be extended, amended and supplemented from time to time, as permitted by this Agreement, the "Offer") to acquire all of the outstanding Company Common Stock at a price per share of $0.15 in cash (such amount or any different amount per share that may be paid pursuant to the Offer in accordance with this Agreement, the "Offer Price"), without interest, subject to any applicable withholding Taxes;

WHEREAS, following the acceptance for payment of Company Common Stock pursuant to the Offer, Merger Sub will, in accordance with the Delaware General Corporation Law (the "DGCL"), merge with and into the Company, with the Company continuing as the surviving corporation (the "Merger") on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend that the Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the "Company Board") has, upon the terms and subject to the conditions set forth herein and in accordance with the relevant provisions of the DGCL, unanimously (i) determined that the Transactions are fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement and the Transactions, and (iii) resolved to recommended that the Company's shareholders accept the Offer and tender their Company Common Stock to Merger Sub in the Offer (the "Company Board Recommendation");

WHEREAS, the board of managers of Parent has unanimously (i) determined that it is in the best interests of Parent and its members for Parent to enter into this Agreement and (ii) approved Parent's execution, delivery and performance of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole shareholder for Merger Sub to enter into this Agreement, (ii) adopted the plan of merger set forth in this Agreement and approved Merger Sub's execution, delivery and performance of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL and (iii) resolved to submit this Agreement to Parent and recommend that Parent, in its capacity as Merger Sub's sole shareholder, approve this Agreement and the plan of merger set forth in this Agreement;

WHEREAS, Parent, in its capacity as the sole shareholder of Merger Sub, has adopted this Agreement by written consent; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby amend and restate the Original Agreement in its entirety, and covenant and agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) As promptly as reasonably practicable (and in any event within ten (10) Business Days after the date of this Agreement, as such period may be extended by Parent and Merger Sub if and to the extent the Company fails to satisfy its obligations pursuant to Section 1.1(i), Merger Sub shall commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase all of the outstanding Company Common Stock for cash at the Offer Price. The consummation of the Offer, and the obligation of Merger Sub to accept for payment and pay for Company Common Stock tendered pursuant to the Offer (and any obligation of Parent to cause Merger Sub to accept for payment and pay for Company Common Stock tendered pursuant to the Offer), shall be subject to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of shares of Company Common Stock which, together with the number of shares of Company Common Stock (if any) then owned by Parent or any of its wholly-owned direct or indirect Subsidiaries, including Merger Sub, represents at least a majority of the Company Common Stock then outstanding and no less than a majority of the voting power of the shares of capital stock of the Company then outstanding and entitled to vote upon the adoption of this Agreement and approval of the Merger (excluding from the number of tendered shares of Company Common Stock, but not from the number of outstanding shares of Company Common Stock, Company Common Stock tendered pursuant to guaranteed delivery procedures (to the extent such procedures are permitted by Merger Sub) that have not yet been delivered in settlement or satisfaction of such guarantee) (collectively, the

"Minimum Condition") and (ii) the satisfaction, or waiver by Merger Sub (to the extent permitted by this Agreement, including Annex I), of each of the other conditions and requirements set forth in Annex I.

(b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Merger Sub (to the extent permitted by this Agreement, including Annex I), of each of the other conditions and requirements set forth in Annex I, Merger Sub shall, and Parent shall cause Merger Sub to, upon the first Expiration Date (as it may be extended in accordance with Section 1.1(e)) upon which the Minimum Condition is satisfied and each of the other conditions and requirements set forth in Annex I are satisfied or waived by Merger Sub (to the extent permitted by this Agreement, including Annex I), accept for payment all Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer (the time of such acceptance for payment, the "Acceptance Time"), and as promptly as practicable following the Acceptance Time (and in any event not more than three (3) Business Days following the Acceptance Time) pay for all Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer shall be paid to the seller of such share of Company Common Stock in cash, without interest, subject to any applicable withholding Taxes. To the extent any such amounts are so withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I. Merger Sub expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, which consent may be withheld in the Company's sole discretion, Merger Sub shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer (other than adding consideration), (iii) reduce the maximum number of shares of Company Common Stock to be purchased in the Offer as set forth in the Offer Documents, (iv) amend or waive the Minimum Condition or the condition set forth in clause (b) of Annex I, (v) impose any condition or requirement on the Offer other than the Minimum Condition and those set forth in Annex I, (vi) except as provided in Section 1.1(e), extend or otherwise modify the Expiration Date or (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner that adversely affects, or would reasonably be expected to adversely affect, the holders of the Company Common Stock. Notwithstanding anything to the contrary in this Agreement, the Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock, occurring on or after the date of this Agreement and prior to the Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided, that nothing in this sentence shall be construed to

permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Unless extended in accordance with the terms of this Agreement, the Offer shall initially expire at midnight (New York City time) at the end of the day on the date that is twenty five (25) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act) (such date and time, the "Initial Expiration Date") or, if the Initial Expiration Date has been extended as required or otherwise permitted by this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the "ExpirationDate").

(e) Notwithstanding anything to the contrary contained in this Agreement, but subject to the rights of the parties to terminate this Agreement in accordance with Article VII, (i) if on or prior to any then scheduled Expiration Date any condition to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) has not been satisfied, or, where permitted by applicable Law, this Agreement and Annex I, waived by Merger Sub, Merger Sub shall (and Parent shall cause Merger Sub to), extend the Offer on one or more occasions, for successive periods of up to ten (10) Business Days each in order to permit the satisfaction of such conditions, (ii) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or NYSE (or their staff) and (iii) if on or prior to any then scheduled Expiration Date, (a) the Company, any of its Subsidiaries or any of its or their respective Representatives receives an unsolicited Takeover Proposal or (b) a Company Intervening Event occurs, Merger Sub shall (and Parent shall cause Merger Sub to), upon the request of the Company, extend the Offer for ten (10) Business Days in order to permit the Company to take a position with respect to such Takeover Proposal (or any amendment thereof) or Company Intervening Event. In addition, if on or prior to any then scheduled Expiration Date, all the conditions to the Offer have been satisfied, or, where permitted by applicable Law, this Agreement and Annex I, waived by Merger Sub, and despite Merger Sub's compliance with Section 5.11, the Debt Financing has not been funded and will not be available to be funded at the Acceptance Time, in an amount sufficient (in combination with all funds held by or otherwise available to Parent and Merger Sub), to consummate the Transactions, then Merger Sub shall have the right, in its sole discretion, to extend the Offer for one (1) period of up to ten (10) Business Days, so long as no such extension would result in the Offer being extended beyond the third (3rd) Business Day immediately preceding the Outside Date. Notwithstanding anything to the contrary in this Section 1.1(e), Merger Sub shall not be required to extend the Offer beyond December 18, 2017 (the "Outside Date"), unless at such time Parent is not permitted to terminate this Agreement in accordance with Section 7.1(b)(i). Nothing in this Section 1.1(e) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Article VII hereof.

(f) Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VII. If this Agreement is terminated pursuant to Article VII, Merger Sub shall promptly (and in any event within 48 hours of such termination), irrevocably and unconditionally

terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated prior to the purchase of Company Common Stock in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Company Common Stock to the registered holders thereof.

(g) As soon as practicable on the date of the commencement of the Offer, Merger Sub shall (i) file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule TO"), which shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments, supplements and exhibits thereto, the "Offer Documents") and (ii) disseminate (or cause to be disseminated) the Offer Documents to the holders of Company Common Stock, as and to the extent required by the Securities Act, the Exchange Act and all other applicable Laws.

(h) Merger Sub may, in its sole discretion, provide guaranteed delivery procedures for the tender of Company Common Stock in the Offer.

(i) The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company and its Subsidiaries and stockholders that is required by applicable securities Laws or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents.

(j) Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Merger Sub agrees to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Company Common Stock, in each case as and to the extent required by the Securities Act, the Exchange Act and all other applicable Laws.

(k) The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC, and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel and shall not file with the SEC any statement to which the Company reasonably objects.

(l) In addition, Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Merger Sub or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto.

(m) The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel and shall not file with or provide to the SEC any response to which the Company reasonably objects.

Section 1.2 Company Actions.

(a) On the date of the filing of the Schedule TO with the SEC (which filing shall not take place prior to the tenth (10th) Business Day after the date of this Agreement without the Company's prior written consent), the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") that shall, subject to the provisions of Section 5.3(c), contain the Company Board Recommendation. The Company shall include in the Schedule 14D-9 a notice of appraisal rights in accordance with Section 262 of the DGCL. The Company shall also include in the Schedule 14D-9, and represents that it has obtained all necessary consents of Stout Risius Ross, LLC to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable) in such form as Stout Risius Ross, LLC shall approve. The Company hereby approves and consents to the Offer and hereby approves and consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Company Common Stock, as and to the extent required by the Exchange Act. To the extent requested by Merger Sub, the Company shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Common Stock together with the Offer Documents disseminated to the holders of Company Common Stock. The Company, on the one hand, and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Company Common Stock, in each case as and to the extent required by the Exchange Act. Merger Sub and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Merger Sub and its counsel and shall not file with the SEC any statement to which Merger Sub reasonably objects. In addition, the Company shall provide Merger Sub and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Merger Sub and its counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Merger Sub and its counsel and shall not file with or provide to the SEC any responses to which Merger Sub reasonably objects.

(b) In connection with the Offer, the Company shall furnish or cause to be furnished to Merger Sub mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of Company Common Stock as of the most recent practicable date, and shall promptly furnish Merger Sub with such information (including updated lists of holders of Company Common Stock and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) (the date of the list used to determine the Persons to whom the

Offer Documents and Schedule 14D-9 are first disseminated, the "Stockholder List Date") and such other assistance as Merger Sub or its agents may reasonably request in connection with the Offer. The Company Board shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause any Third Parties to, cooperate with Merger Sub to disseminate the Offer Documents to holders of Company Common Stock held in or subject to any Company Plan, and to permit such holders of Company Common Stock to tender Company Common Stock in the Offer. Should the Offer terminate or if this Agreement shall be terminated, Parent and Merger Sub shall, upon request, deliver to the Company or destroy (and confirm such destruction in writing) all copies of such information provided by Company under this Section 1.2(b) then in their possession, and Company shall have no further obligations under this Section 1.2(b). All information furnished in accordance with this Section 1.2(b) shall be held in confidence by Parent and Merger Sub, and shall be used by Parent and Merger Sub only in connection with the communication of the Offer and the dissemination of any notice of the consummation of the Merger to the holders of the Company Common Stock.

Section 1.3 **The Merger**. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall become, as a result of the Merger, a direct, wholly-owned subsidiary of Parent.

Section 1.4 **Closing**. The consummation of the Merger (the "Closing") shall take place at the offices of McGuireWoods LLP, 800 East Canal Street, Richmond, Virginia 23219 at 10:00 a.m. (local time) as soon as practicable following the satisfaction of the conditions set forth in Article VI, or on such other date and at such other time or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date."

Section 1.5 **Effective Time**. Subject to the provisions of this Agreement, on the Closing Date the Surviving Corporation shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with, and containing such information as is required by the relevant provisions of the DGCL and on or after the Closing Date shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger are duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such later time as is permissible under the DGCL and is specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

Section 1.6 **Effects of the Merger**. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 1.7 **Articles of Incorporation and Bylaws of the Surviving Corporation**. At the Effective Time, the articles of incorporation and bylaws of the Company, in each case as amended to date and as in effect immediately prior to the Effective Time (the

"Company Charter Documents"), shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8).

Section 1.8 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, to serve until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.9 Necessary Further Action. Each of the Company, Parent and Merger Sub agree to take all necessary action to cause the Merger to become effective as soon as practicable following the Acceptance Time without a meeting of the Company Stockholders, as provided in Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality of the foregoing, none of the Company, Parent or Merger Sub shall, and each of the Company, Parent and Merger Sub shall cause their respective Subsidiaries and Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger. If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder

of any shares of common stock, par value of $.01 per share, of the Company ("Company Common Stock") or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value of $.01 per share, of the Surviving Corporation.

(b) Cancellation of Parent-Owned Stock. Any shares of Company Common Stock that are owned by Parent or Merger Sub or any of their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Appraisal Shares and shares to be canceled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent solely the right to receive an amount in cash equal to $0.15 without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates ("Book-Entry Shar es") and the holders of certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2(b) without interest (subject to any applicable withholding Taxes).

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a shareholder who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL (the "Appraisal Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead each shareholder holding Appraisal Shares shall be entitled to receive such consideration as may be determined to be due to such shareholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such shareholders holding such Appraisal Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such shareholders shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by Section 262 of the DGCL. If any shareholder holding Appraisal Shares shall have failed to perfect or shall have effectively withdrawn or lost such right, such shareholder's shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(a), without any interest thereon and subject to any applicable withholding Taxes. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and

received by the Company relating to shareholders' rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or settle or offer to settle any such demands.

Section 2.2 Exchange of Certificates.

(a) Paying Agent; Investment by Paying Agent of Funds. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the "Paying Agent") for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and enter into an agreement reasonably acceptable to the Company with the Paying Agent relating to the services to be performed by the Paying Agent. Parent shall irrevocably deposit, or cause to be deposited, the aggregate Merger Consideration with respect to all shares of Company Common Stock (other than Appraisal Shares and shares to be canceled in accordance with Section 2.1(b)) with the Paying Agent at or prior to the Effective Time. The aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in (i) short-term commercial paper obligations of issuers organized under the Laws of a state of the United States of America, rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the funds held by the Paying Agent for purposes of paying the Merger Consideration. No investment or investment losses resulting from such investment by the Paying Agent of the aggregate Merger Consideration shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II and Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.2(a). No investment by the Paying Agent of the aggregate Merger Consideration shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent agrees to make available to the Paying Agent, from time to time as needed, additional cash to pay the Merger Consideration as contemplated by this Article II without interest.

(b) Payment Procedures. As promptly as practicable after the Effective Time (but in no event more than five (5) Business Days thereafter), the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or, in the case of Book-Entry Shares, receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of

transfer as the Paying Agent may reasonably request), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any applicable withholding Taxes, the Merger Consideration, without interest, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled

to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any other provision of this Agreement, none of Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock or Company RSUs pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the "Code"), or under any applicable provision of state, local or foreign Law related to Taxes, and the party so making a deduction or withholding shall timely make or cause to be made any required filings and payments to Tax authorities relating to any such deduction or withholding. To the extent amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Parent, the Surviving Corporation, and the Paying Agent shall cooperate with such holders to minimize the amount of any applicable withholding. If any withholding obligation may be avoided by such holder providing information or documentation to Parent, the Surviving Corporation or the Paying Agent, such information shall be requested of the holder by Parent, the Surviving Corporation or the Paying Agent at least five (5) Business Days prior to any such withholding, but, to avoid such withholding, the holder must provide such information or documentation to the requesting party at least two (2) Business Days prior to the payment of consideration otherwise subject to such withholding.

Section 2.3 Treatment of Equity Awards.

(a) Company RSUs. Immediately prior to the Effective Time, each Company RSU that is outstanding shall be converted into a vested right and will be paid cash in an amount equal to the Merger Consideration.

(b) Company Restricted Shares. Immediately prior to the Effective Time, each Company Restricted Share that is outstanding shall be converted into a vested right and will be paid cash in an amount equal to the Merger Consideration.

(c) Company Stock Awards. Immediately prior to the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Company Common Stock or benefits measured by the value of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding,

payable or reserved for issuance under the Company Stock Plans and any other Company Plans, other than Company RSUs and Company Restricted Shares (collectively, the "Company Awards"), shall be paid, at the Effective Time, an amount in cash equal to (x) the number of shares of Company Common Stock subject to such Company Award immediately prior to the Effective Time multiplied by (y) the Merger Consideration. Such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Company Awards (or, if earlier, on the death of the holder thereof) and, prior to the time of distribution, such amounts shall be permitted to be deemed invested in an investment option under the applicable agreement, plan or arrangement.

(d) Company Employee Stock Purchase Plan. Immediately prior to the Effective Time, the Company shall terminate the Company Employee Stock Purchase Plan. Upon termination of the Company Employee Stock Purchase Plan, each Company Common Share in the Company Employee Stock Purchase Plan under a participant's account shall be converted into cash in an amount equal to the Merger Consideration. As soon as practical after the Closing, each participant shall receive a lump sum payment equal to (i) the cash from the total amount of Merger Consideration received for Company Common Shares in such participant's account, plus (ii) the cash, if any, credited to such participant's account for future purchases.

(e) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company RSUs, Company Restricted Shares, Company Awards or Accumulated Dividends such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, or local Law related to Tax, and the Surviving Corporation shall timely make any required filings and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holder of Company RSUs, Company Restricted Shares, Company Awards or Accumulated Dividends in respect of which such deduction and withholding was made by the Surviving Corporation.

(f) No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.3. All payments required under this Section 2.3 shall be made through the Company's payroll not later than the first payroll date following the Effective Time.

(g) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company (or any other securities convertible or exchangeable therefor) shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, the Merger Consideration shall be equitably adjusted; provided, however, that nothing in this Section 2.3 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedule") (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company's covenants contained in Article V, except that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to all other sections or subsections thereof to the extent that the applicability of such information is reasonably apparent) or (b) as set forth in any of the registration statements, reports, proxy statements and other documents the Company has filed with or furnished to the SEC prior to the date of this Agreement (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements, reports and documents may have been amended since the date of their filing, the "Company SEC Documents"), but excluding in the case of this clause (b) any risk factor disclosure under the headings "Risk Factors" or "Forward Looking Statements", the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company and each of its Subsidiaries (each a "Company Subsidiary") is a corporation or other legal entity duly organized, validly existing and in good standing under the applicable Law of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Company Charter Documents and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, as in effect on the date of this Agreement.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth an accurate and complete list of: (i) the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the jurisdictions in which the Company and each Company Subsidiary is qualified to do business as a foreign corporation or other legal entity and (iii) the directors and officers of the Company and each Company Subsidiary, as of the date of this Agreement. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests and transfer restrictions, except for Permitted Liens, transfer

restrictions as are contained in the articles of incorporation or bylaws (or any equivalent constituent documents) of such Company Subsidiary or for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the "Securities Act") and other applicable Laws. Section 3.1(b) of the Company Disclosure Schedule sets forth, for each Company Subsidiary, as applicable: (i) its authorized capital stock or other equity interests, (ii) the number of its outstanding shares of capital stock or other equity interests and type(s) of such outstanding shares of capital stock or other equity interests and (iii) the record owner(s) thereof.

(c) Each of the Company and the Company Subsidiaries has all requisite entity power and authority to enable it to own or lease its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value of $.01 per share (the "Company Preferred Stock"). At the close of business on September 21, 2017, (A) 10,097,259 shares of Company Common Stock were issued and outstanding (including 77,850 shares of Company Common Stock issued pursuant to Company RSUs), (B) no shares of Company Preferred Stock were issued and outstanding, (C)(i) Company RSUs with respect to an aggregate of 53,000 Company Restricted Shares and (ii) 35,250 shares of Company Common Stock issued pursuant to Company RSUs, each of which were non-vested but shall be accelerated and issued and outstanding prior to Closing, and (D) 24,467 shares of Company Common Stock were reserved for the Company Employee Stock Purchase Plan that may be purchased through a designated broker for eligible employees through payroll deductions. The Common Stock Purchase Warrant of the Company dated as of August 9, 2017 described on Section 3.2(b) of the Company Disclosure Schedule is not part of the calculations set forth in the previous sentence.

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the settlement of Company RSUs, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right. Except as set forth in (x) Section 3.2(b) of the Company Disclosure Schedule, (y) in **Error! Reference source not found.**, or (z) pursuant to the terms of this Agreement, as of the date of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary (the foregoing clauses (i) and (ii), collectively, "Equity Securities"). Except pursuant to the Company Stock Plan, there are not any outstanding obligations of the Company or any Subsidiary of the

Company to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company RSU, each Company Restricted Share, and each Company Award outstanding as of the date of this Agreement including (A) the name of each holder of Company Restricted Shares and Company RSUs, (B) the date on which the grant of each Company Restricted Share and Company RSU was by its terms to be effective, (C) the total number of shares of Company Common Stock subject to each such Company RSU, (D) the vesting schedule (including any vesting acceleration provisions) and vested status of each such Company Restricted Share and Company RSU and (E) whether such Company Restricted Share is intended to qualify as an "incentive stock option" within the meaning of Code § 422.

(d) Except as set forth on Section 3.2(d) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other equity interests in the Company or any Company Subsidiary.

(e) Except for equity interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any equity interest in any Person (including the Company) other than as set forth in Section 3.2(e) of the Company Disclosure Schedule, or has any obligation or has made any commitment to acquire any such equity interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

Section 3.3 Authority; Non-contravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, assuming the conditions of Section 251(h) of the DGCL will be satisfied with respect to the Merger, to perform its obligations hereunder and to consummate the Transactions. The Company Board, at a meeting duly called and held, adopted the Company Board Recommendation. As of the date of this Agreement, such Company Board Recommendation has not been amended or withdrawn. Assuming the conditions of Section 251(h) of the DGCL will be satisfied with respect to the Merger, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles

of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

(b) Assuming the conditions of Section 251(h) of the DGCL will be satisfied with respect to the Merger, the execution and delivery of this Agreement by the Company does not, and neither the consummation by the Company of the Transactions nor compliance by the Company with any of the terms or provisions hereof will, (i) conflict with or violate any provision of the Company Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries or (iii) assuming that each of the consents and notices specified in Section 3.3(b)(iii) of the Company Disclosure Schedule is obtained or given, as applicable, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Company Material Contract to which the Company or any Company Subsidiary is a party, or result in the creation of a Lien (other than any Permitted Lien), upon any of the properties or assets of the Company or any Company Subsidiary, other than, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company is not a party to any stockholder rights plan or "poison pill" agreement.

Section 3.4 Required Approvals. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3, except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the "ExchangeAct") and the rules of the NYSE in connection with this Agreement and the Merger, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (c) the approvals or filings set forth on Section 3.4(c) of the Company Disclosure Schedule (the approvals and filings set forth on Section 3.4(c) of the Company Disclosure Schedule, the "Required Approvals"), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Recent Company SEC Documents; Undisclosed Liabilities; Outstanding Indebtedness.

(a) Except as set forth on Section 3.5(a) of the Company Disclosure Schedule, the Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, proxy statements and other documents with the SEC required to be filed or furnished since March 31, 2016 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements, reports and documents may have been amended since the date of their filing, the "Recent Company SEC Documents"). As of their respective effective dates (in the case of Recent Company SEC

Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Recent Company SEC Documents), or in the case of amendments thereto, as of the date of the last such amendment, the Recent Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Recent Company SEC Documents, and none of the Recent Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Recent Company SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements of the Company included in the Recent Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company, and the consolidated results of its operations and cash flows, as of each of the dates and for the periods shown, as applicable, in conformity with GAAP.

(c) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Except as set forth on Section 3.5(c) of the Company Disclosure Schedule, the Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d) Except as set forth on Section 3.5(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of March 31, 2017 (the "Balance Sheet Date") (including the notes thereto) included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions or (iv) as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 **Absence of Certain Changes**. Except as set forth on Section 3.6 of the Company Disclosure Schedule, from March 31, 2016 to the date of this Agreement, (i) other than in connection with the Transactions, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any circumstance, change, event, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 **Legal Proceedings**. Except as set forth on Section 3.7 of the Company Disclosure Schedule, (a) there is no pending or, to the Knowledge of the Company, threatened, Claim against the Company or any Company Subsidiary, nor is there any injunction, order, judgment, ruling or decree imposed upon the Company or any Company Subsidiary, in each case, by or before any Governmental Authority, that would reasonably be expected to be have a Company Material Adverse Effect.

Section 3.8 **Compliance With Laws; Permits**.

(a) The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, injunctions and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries, except for instances of non-compliance as would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold, and are in compliance with, all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, "Company Permits"), except as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary has taken any action which would cause the Company or any Company Subsidiary to (i) be in violation in any material respect of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder, any other comparable anti-corruption and/or anti-bribery Laws applicable to the Company any Company Subsidiary; or (ii) be in violation in any material respect of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable domestic or foreign law.

Section 3.9 **Tax Matters**.

(a) Except as otherwise disclosed on Section 3.9 of the Company Disclosure Schedule and except for those matters that would not reasonably be expected to have a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all respects. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any

extension of time within which to file any Tax Return. No claim is pending, or to the Knowledge of the Company, has been threatened in writing, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(ii) Each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) To the Knowledge of the Company, no Governmental Authority may assess any additional Taxes for any period for which Tax Returns have been filed since January 1, 2012 which has not been fully paid or adequately reserved in the Company SEC Documents. No federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings with any Governmental Authority are pending, or to the Knowledge of the Company, have been threatened in writing, with respect to Company or any of its Subsidiaries. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since January 1, 2012.

(iv) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code § 280G (or any corresponding provision of state, local, or non-U.S. Tax Law) or (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax Law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) since January 1, 2012. Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement, except for such agreements among the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(vi) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the Company and its Subsidiaries on the Balance Sheet Date (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Balance Sheet Date, neither Target nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(vii) Except as a result of Closing the Merger, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(C) "closing agreement" as described in Code § 7121 (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date;

(D) intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or non-U.S. Tax Law);

(E) installment sale or open transaction disposition made on or prior to the Closing Date;

(F) prepaid amount received on or prior to the Closing Date; or

(G) election under Code § 108(i).

(viii) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(ix) Neither the Company nor any of its Subsidiaries is or has been a party to any "reportable transaction," as defined in Code § 6707A(c)(1) and Treasury Regulation §1.6011-4(b).

(x) Neither the Company nor any of its Subsidiaries (A) is a "controlled foreign corporation" as defined in Code § 957, (B) is a "passive foreign investment company" within the meaning of Code § 1297, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(xi) Neither the Company nor any of its Subsidiaries has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(b) Notwithstanding anything to the contrary in this Agreement, this Section 3.9 constitutes the sole and exclusive representation and warranty of the Company regarding Tax matters.

(c) For purposes of this Agreement: (i) "Taxes" shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, value added, excise, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, payroll, employee or other withholding, or other tax, including any interest, penalties or additions to tax imposed by any Governmental Authority in connection with any of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person; and (ii) "Tax Returns" shall mean any return, declaration, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.10 Employee Benefits Matters.

(a) The Company has made available to Parent copies of (i) the current plan document for each Company Plan, including all amendments, related trust documents, and insurance policies, or, if none, a summary of the material terms of such plan, (ii) the most recent annual reports on Form 5500 required to be filed with the Department of Labor with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, including any summaries of material modification; and (iv) all filings under the IRS Employee Plans Compliance Resolution System or the Department of Labor's Delinquent Filer Voluntary Compliance Program or Voluntary Fiduciary Correction Program.

(b) Each Company Plan has been established, administered and operated at all times in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. The Company and its Subsidiaries have performed all of their material obligations under all Company Plans, and all contributions (including all employer contributions and employee salary reduction contributions) and premiums required by and due under the terms of each Company Plan with respect to any period ending on or before the Closing Date have been made.

(c) There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course) with respect to any Company Plans. To the Knowledge of the Company, no Company Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Authority.

(d) Except as set forth on Section 3.10(d) of the Company Disclosure Schedule, no Company Plan provides for post-employment or retiree welfare benefits, except as required by applicable COBRA or any analogous state law.

(e) All Company Plans that are "employee pension plans" (as defined in Section 3(3) of ERISA) that are intended to be Tax qualified under Code § 401(a) (each, a "Company Pension Plan") have received a favorable determination letter from the IRS or has filed a timely application therefor or, if comprised of a master or prototype plan, have received a favorable opinion letter from the IRS on which the Company is entitled to rely. The Company has made available to Parent a correct and complete copy of the most recent determination letter or opinion letter received with respect to each such Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. To the Knowledge of the Company, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter or opinion letter.

(f) Except as set forth on Section 3.9(a)(f) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, nor has any liability or potential liability (including withdrawal liability as defined in Section 4201 of ERISA) with respect to (i) a multiemployer plan (as defined in Section 3(37) of ERISA) or a plan subject to Section 302 or Title IV of ERISA or Code § 412, (ii) a multiple employer plan, or (iii) a multiple employer welfare arrangement. No Company Plan is funded, in whole or in part, through a voluntary employee's beneficiary association exempt from taxation under Code § 501(c)(9).

(g) If any Company Plan is a "nonqualified deferred compensation plan" as defined in Code § 409A(d)(1), (1) such Company Plan complies in both form and operation with Code § 409A and the Treasury Regulations promulgated pursuant to Code § 409A, and (2) no service provider (as defined in such Treasury Regulations) has ever been, or could be, subject to additional Tax under Code § 409A as a result of participation in any such Company Plan.

(h) To the Knowledge of the Company, the Company and its ERISA Affiliates have offered all full-time employees (as defined in the Affordable Care Act) the ability to elect affordable, minimum essential coverage that provides minimum value for themselves and their dependents, such that there will not be any liability or excise Tax under Code § 4980H(a).

(i) Neither the Company nor, to the Knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Code § 4975(e)(2) and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Plan that

would reasonably be expected to result in liability, penalty, or Tax under Title I of ERISA or Code Sections 4975 through 4980D.

(j) Each Company Plan may be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(k) Except as set forth on Section 3.10(k) of the Company Disclosure Schedule or as otherwise required by this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of the Company or any ERISA Affiliate to any Company Plan, or to any present or former employee, director, officer, stockholder, contractor or consultant of the Company or any ERISA Affiliate, (ii) be a trigger event under any Company Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant of the Company or any ERISA Affiliate, or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment," as defined in Code § 280G(b)(1).

Section 3.11 **Environmental Matters**. Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, and all such Company Permits are valid and in full force and effect, (b) (i) there is no Claim relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release, threatened Release or exposure to any Hazardous Material or alleging violation of or challenging the validity of any environmental Company Permit) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any real property currently owned or operated by the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, there is no Claim relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release, threatened Release or exposure to any Hazardous Material) that is pending or threatened against any real property currently leased by the Company or any of its Subsidiaries and (c) neither the Company nor any of its Subsidiaries has received any written notice of, or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release, threatened Release or exposure to any Hazardous Material). This Section 3.9(a) constitutes the sole and exclusive representation and warranty of the Company regarding environmental matters, including without limitation all matters arising under Environmental Laws.

Section 3.12 **Intellectual Property**.

(a) Section 3.12(a)(i) of the Company Disclosure Schedule contains a complete and accurate list of all registered and/or applied-for Company IP, and each such item of Company IP, to the extent that a registration or equivalent has been issued, is currently subsisting and any required payments for filings, examinations and maintenance fees (as well as any required filings or proofs of use) have been made. Except as set forth in Section 3.12(a)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, (x) the Company or a Company Subsidiary is the sole and exclusive owner of the entire right, title and interest in and to all Company IP, other than the rights of a licensor under any Contract, and (y) has good and marketable title to the Company IP free and clear of all Liens other than Permitted Liens. The Company or a Company Subsidiary, as applicable, uses commercially reasonable efforts to protect, maintain, and enforce its rights in and relating to the Company IP.

(b) To the Knowledge of the Company, (i) the Company and/or a Company Subsidiary, as applicable, has acquired all necessary rights to use and fully exploit all of the Company IP for the operation of the Company's and/or a Company Subsidiary's business as currently conducted, (ii) neither the Company nor any Company Subsidiary unlawfully or wrongfully uses or possesses any Company IP and did not misappropriate any Company IP from another Person, (iii) the Company or a Company Subsidiary, as applicable, may transfer, license, or assign the Company IP without restriction or payment to another Person, (iv) neither the Company nor any Company Subsidiary has entered into any agreement, license, release, or order that restricts the right of the Company, any Company Subsidiary or Parent to exploit the Company IP in any way, (v) the Company or a Company Subsidiary owns or possesses the right to use all click wrap, shrink wrap and all other Standard Software and hardware used in or necessary for the operation of the business as presently conducted, (vi) no unauthorized or unlicensed Software or hardware are being used by or on behalf of the Company or any Company Subsidiary, and (vii) each item of Company IP will continue to be owned or available for use by the Company or the applicable Company Subsidiary after the Closing Date on identical terms and conditions as immediately subsequent to the Closing Date hereunder.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) (A) the conduct of the Company's and each Company Subsidiary's business as currently conducted does not, and, to the Knowledge of the Company, will not when conducted by the Merger Sub and/or Parent after the Closing Date, infringe, misappropriate, or otherwise violate any Person's Intellectual Property and (B) there is no Claim of such infringement, misappropriation, or other violation pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, and (ii) (A) to the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Company IP and (B) no Claims of such infringement, misappropriation, or other violation are pending or, to the Knowledge of the Company, threatened against any Person by the Company or any Company Subsidiary. The Company has no Knowledge that any of the foregoing Claims will be, or is likely to be made, or any Knowledge of any fact or circumstance that could reasonably give rise to any such Claim.

Section 3.13 **Takeover Statutes**. The Company Board has taken prior to the date of this Agreement and will take all additional action necessary on its part to render Section 203 of the DGCL inapplicable to the execution, delivery or performance of this Agreement, the Offer, the Merger and/or any other transaction contemplated by this Agreement. Assuming that

the representations and warranties of Parent and Merger Sub set forth in Section 4.7 are true and correct in all respects, to the Knowledge of the Company, the Transactions are not subject any "fair price", "business combination", "combinations with interested stockholders", "moratorium", "control share acquisition" or other state takeover statute or regulation (each, a "Takeover Statute") or any similar provision in the Company Charter Documents.

Section 3.14 Real Property.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has valid leasehold interests in all of its Leased Real Property (as defined below) in each case free and clear of all Liens, except for Permitted Liens.

(b) The Company and the Company Subsidiaries own no real property or interests in real property. Section 3.14(b)(i) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property that is leased, subleased or otherwise occupied by the Company or any Company Subsidiary (each, a "Leased Real Property"), (ii) the address for each Leased Real Property, and (iii) a description of the agreement evidencing the applicable lease or sublease, and any and all amendments relating thereto, if any (each a "Lease Agreement"). Except as would not reasonably be expected to have a Company Material Adverse Effect, all Lease Agreements are the valid, binding obligations of the Company and the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, of the other party or parties thereto, and are in full force and effect. The Company has provided Parent with true, correct, accurate and complete copies of each Lease Agreement, and each Lease Agreement represents the entire agreement between the Company or any Company Subsidiary and the counterparty thereto. Except for Permitted Liens and as set forth in Section 3.14(b)(ii) of the Company Disclosure Schedule, no Leased Real Property is subject to any Lien or agreement granting to any Third Party any interest in such Leased Real Property or any right to the use or occupancy of any Leased Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by any party under any Lease Agreement.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Leased Real Property. Neither the Company nor any Company Subsidiary has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Leased Real Property. Neither the Company nor any Company Subsidiary has received written notice of, or, to the Knowledge of the Company, oral notice of, any zoning, ordinance, building, land use, fire or health code or other legal violation affecting such Leased Real Property.

Section 3.15 Contracts.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Material Contract.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, with respect to each Company Material Contract:

(i) to the Knowledge of the Company, the Company and any Company Subsidiary, as applicable, has complied in all material respects with all terms and conditions of such Company Material Contract (including all Laws or agreements and representations pertaining thereto);

(ii) neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority or any prime contractor, subcontractor or other Person that the Company or any Company Subsidiary has breached or violated any Law, certification, or representation pertaining to such Company Material Contract, except for such breaches or violations that would not have a Company Material Adverse Effect;

(iii) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect or has been threatened in writing pertaining to such Company Material Contract;

(iv) in the past three (3) years, no outstanding unresolved material cost of the Company and any Company Subsidiary, incurred pursuant to a Company Material Contract, has been disallowed;

(v) neither the Company nor any Company Subsidiary has received any written notice relating to any audits (outside the ordinary course), lawsuits, subpoenas, administrative proceedings, mediations or arbitrations pertaining to any Company Material Contract, in the past three (3) years; and

(vi) none of the Company, the Company Subsidiaries or any of their respective managers, directors, officers, or employees working on the Company Material Contracts is under civil, administrative or criminal investigation or indictment.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, with respect to each Company Material Contract:

(i) in the past three (3) years there have not been, and there currently do not exist, any outstanding material adverse audit findings or requests for equitable adjustment against the Company or any Company Subsidiary, either by any Governmental Authority or by any prime contractor arising under or relating to any Company Material Contract; and

(ii) in the past three (3) years there have not been, and there currently do not exist, any filed but unresolved disputes between the Company or any Company Subsidiary and any Governmental Authority under the Contract Disputes Act of 1978, as amended, or any other federal statute arising under or relating to any Company Material Contract.

(d) Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, in the past three (3) years, neither the Company nor any Company Subsidiary has received an adverse past performance evaluation or rating from the customer for any Company Material Contract.

(e) As of the date of this Agreement, all of the Company Material Contracts are (i) in full force and effect, (ii) represent the valid and binding obligations of the Company and any Company Subsidiary to the extent the Company or such Company Subsidiary is a party thereto, and the other parties thereto and (iii) enforceable in accordance with their terms (subject to the Bankruptcy and Equity Exception), except where the failure to be in full force and effect, valid, binding and enforceable would not reasonably be expected to have a Company Material Adverse Effect.

(f) No money due to the Company or any Company Subsidiary under any Company Material Contract has been, during the past three (3) years, withheld or set off (outside the ordinary course), and no cost incurred or invoice rendered by the Company or any Company Subsidiary pertaining to any Company Material Contract is currently being questioned or challenged by any Governmental Authority (and the Company has no reason to believe that any material cost or invoice will be disallowed) by any Governmental Authority. Schedule 3.15(f) of the Company Disclosure Schedule lists every Company Material Contract on which performance has been completed but final payment has not been received.

(g) None of the Company, the Company Subsidiaries or any of their respective managers, directors, officers, or employees working on the Company Material Contracts is, or has been, debarred, suspended or excluded from participation in, or the award of, a contract from a Governmental Authority or doing business with any Governmental Authority. To the Knowledge of the Company, no such debarment, suspension or exclusion actions have been threatened against the Company, any Company Subsidiary or their respective managers, directors, officers, or employees with regard to the Company Material Contracts.

(h) To the Knowledge of the Company, the cost accounting and other business systems of the Company and the Company Subsidiaries, as applicable, are in compliance in all material respects with requirements imposed by the Company Material Contracts, including as applicable the FAR, the Truth in Negotiations Act or the Cost Accounting Standards. To the Knowledge of the Company, the cost accounting associated with the Company Material Contracts complies in all material respects with allowability and allocability requirements under the FAR and, as applicable, the Cost Accounting Standards.

(i) Neither the Company nor any Company Subsidiary has entered into any current financing arrangement or assignment of proceeds with respect to the performance of any Company Material Contract or has assigned, granted a security interest in, or otherwise conveyed or transferred to any Person any current or future account receivable under any Company Material Contract.

(j) Neither the Company nor any Company Subsidiary has made a disclosure to a Governmental Authority with respect to any alleged irregularity, misstatement, omission, overpayment or misconduct arising under or relating to any Company Material Contract.

Section 3.16 Labor. Neither the Company nor any Company Subsidiary is party to any collective bargaining agreement. Since January 1, 2012, there have been no labor strikes, lockouts, demands for collective bargaining by any union or labor organization or work stoppages, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries, except where such strike, lockout or work stoppage would not reasonably be expected to have a Company Material Adverse Effect. There are no actions, charges or investigations pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or labor organization alleging violations of local, state or federal Laws relating to employment or labor practices, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours including, without limitation, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Veterans Reemployment Rights Act, the Equal Employment Opportunities Act as amended by the Civil Rights Act of 1991, the Occupational Safety and Health Act, ERISA, the Immigration Reform and Control Act of 1986, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protective Act, and all other Laws, each as amended to date, relating to employer/employee rights and obligations, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Brokers and Other Advisors. Except for Canaccord Genuity, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.18 Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies relating to the business, assets and operations of the Company and the Company Subsidiaries (the "Insurance Policies"). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Insurance Policies are in full force and effect, and (ii) no written notice of default or termination has been received by the Company or any Company Subsidiary in respect thereof.

Section 3.19 Properties and Assets. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have, good and valid title to their owned assets and properties, or in the case of leased or licensed assets and properties, good and valid rights by lease or license, in each case free and clear of all Liens other than Permitted Liens.

Section 3.20 Information in the Offer Documents and Schedule 14D-9. The information supplied, or to be supplied, by or on behalf of the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company's shareholders and at the time of the commencement of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 (and any amendment thereof or

supplement thereto) will comply as to form in all material respects with the provisions of Rule 14D-9 of the Exchange Act, Regulation M-A and any other applicable federal securities Laws and will not, when filed with the SEC, when distributed or disseminated to the Company's shareholders and at the time of the commencement of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made, or incorporated by reference in the Schedule 14D-9 based on information furnished by or on behalf of Parent, Merger Sub or their Representatives for inclusion or incorporation by reference therein.

Section 3.21 **Fairness Opinion.** The Company Board has received the written opinion (the "Fairness Opinion") of Stout Risius Ross, LLC dated as of the date of this Agreement, to the effect that, as of the date of the Fairness Opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of the Fairness Opinion, the consideration to be received by the shareholders of the Company pursuant to the Offer and Merger is fair to such shareholders (other than Parent and its Affiliates) from a financial point of view.

Section 3.22 **No Other Representations or Warranties**. Except for the representations and warranties contained in this Article III, the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided to Parent and/or Merger Sub in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 **Organization, Standing and Corporate Power**. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 **Authority; Noncontravention**.

(a) Each of Parent and Merger Sub has all necessary limited liability company or corporate power and authority to execute and deliver this Agreement, to perform their

respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Merger Sub under this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Merger Sub (including by the Parent Board and the board of directors of Merger Sub) and adopted by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery of and performance by Parent and Merger Sub under this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of equity interests of Parent is necessary to adopt or approve this Agreement and the Transactions.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not and neither the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, certificate of formation, bylaws or operating agreement, in each case as amended to the date of this Agreement, or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) is obtained or given, as applicable, and each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Parent, Merger Sub or any of their respective Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3 Governmental Approvals. Assuming the accuracy of the representations and warranties of the Company in Section 3.4, none of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the acceptance for payment or acquisition of Company Common Stock pursuant to the Offer, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person, except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NYSE in connection with this Agreement and the Merger and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 **Brokers and Other Advisors**. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.5 **Ownership and Operations of Merger Sub**. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, all of which is duly authorized, validly issued, fully paid and non-assessable. Merger Sub was formed solely for the purpose of engaging in the Transactions. Merger Sub has no assets, liabilities or obligations and, since the date of its formation has not engaged in any business activities or conducted any operations except, in each case as arising from the execution of this Agreement and the performance of its covenants and agreements hereunder.

Section 4.6 **Sufficient Funds**. Parent and Merger Sub have, and shall have available as of the Acceptance Time and the Effective Time, sufficient cash and cash equivalents and other sources of immediately available funds to deliver the aggregate Merger Consideration and make the payments required under Section 2.3, and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform its obligations under this Agreement. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent's, Merger Sub's or any other Person's ability to obtain financing for the consummation of the Transactions.

Section 4.7 **Share Ownership**. Neither Parent nor Merger Sub is, individually or together with its "affiliates" and "associates" (as such terms are defined in Rule 12b-2 of the Exchange Act), a "beneficial owner" (as such term is defined in Rule 13d-3 of the Exchange Act) of a number of shares of Company Common Stock equal to or greater than five percent (5%) of the total number of issued and outstanding shares of Company Common Stock.

Section 4.8 **Legal Proceedings**. There is no pending or, to the Knowledge of Parent, threatened, Claim against Parent, Merger Sub or any of their respective Subsidiaries, nor is there any injunction, order, judgement, ruling or decree imposed upon Parent, Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Authority, that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9 **Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans**. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to

them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon or will have any claim against the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans).

Section 4.10 **No Other Representations or Warranties**. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the Transactions.

ARTICLE V

COVENANTS

Section 5.1 **Conduct of Business**.

(a) Except as contemplated or permitted by this Agreement, as required by applicable Laws (including the Exchange Act and the rules and regulations thereunder), as required by the NYSE rules, as contemplated by any of the matters set forth in Section 5.1(a) of the Company Disclosure Schedule, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, (x) the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course and to preserve intact its present lines of business, maintain its rights and franchises and preserve satisfactory relationships with Governmental Authorities, employees, customers, suppliers and counter-parties, and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell, or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except as set forth on Section 5.1(a)(i) of the Company Disclosure Schedule;

(ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its

capital stock, except (A) pursuant to Company Material Contracts set forth on Section 5.1(a)(ii) of the Company Disclosure Schedule in effect as of the date of this Agreement or (B) in connection with withholding to satisfy Tax obligations with respect to Company RSUs, Company Restricted Shares or Company Awards, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the settlement of Company RSUs or Company Awards, or vesting of Company Restricted Shares;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than (1) dividends paid by any Subsidiary of the Company to the Company or to any wholly-owned Subsidiary of the Company or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(iv) except for Indebtedness under the Company's existing credit facilities described on Section 5.1(a)(iv) of the Company Disclosure Schedule incurred in the ordinary course of business consistent with past practice in all material respects, incur any Indebtedness except for Indebtedness (1) incurred in the ordinary course of business consistent with past practice in all material respects or (2) among the Company and any of its wholly-owned Subsidiaries or among any of such wholly-owned Subsidiaries;

(v) sell, dispose of, transfer, lease or license any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except (A) in the ordinary course of business, (B) pursuant to Company Material Contracts in force on the date of this Agreement, (C) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (D) transfers among the Company and its Subsidiaries or (E) in respect of the items set forth on Section 5.1(a)(v) of the Company Disclosure Schedule;

(vi) make capital expenditures, except for capital expenditures budgeted in the Company's current long term plan that was made available to Parent prior to the date of this Agreement, which such capital expenditures shall not be in excess of $100,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any calendar year (plus a 20% variance);

(vii) place or bid a bond greater than $1,000,000 per Contract;

(viii) enter into or renew any Contract;

(ix) bid to either a new customer for a project award in excess of $50,000 or an existing customer with accounts receivable outstanding greater than $25,000 and more than sixty (60) days past due;

(x) bid as a partner (prime or subcontractor) with a third party which is either (A) an entity that has not previously contracted with the Company or (B) has been in breach of past Contracts with the Company;

(xi) enter into any new, or amend any existing, Contract with any employee of the Company;

(xii) hire (i) new full time personnel expected to have less than 80% utilization or (ii) consultants that are not billable as a direct cost to a project;

(xiii) change the responsibilities of any Key Personnel or terminate the employment of any Key Personnel;

(xiv) increase in any respect the compensation of any of its directors or executive officers (provided that payments of bonuses and other grants and awards made in the ordinary course of business shall not constitute an increase in compensation), except (A) as required pursuant to applicable Law or the terms of Company Plans or other employee benefit plans or arrangements in effect on the date of this Agreement and (B) increases in salaries, wages and benefits of employees and director fees made in the ordinary course of business;

(xv) adopt or amend any Company Plan except as required by Law or for immaterial or ministerial amendments;

(xvi) make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xvii) amend the Company Charter Documents or organizational documents of any Company Subsidiary (except for immaterial or ministerial amendments);

(xviii) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xix) modify or amend in any material respect, or terminate or waive any material right under, any Company Material Contract, except for (1) any modification, amendment, termination or waiver in the ordinary course of business or (2) a termination without material penalty to the Company or any of its Subsidiaries;

(xx) waive, release, assign, settle or compromise any material Claim against the Company or any of its Subsidiaries, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (i) equal to or less than the amounts specifically reserved with respect thereto on the consolidated financial statements of the Company included in the Company SEC Documents (including the notes thereto) or (ii) do not exceed $4,400,000 in the aggregate during any consecutive twelve-month period, and (B) except as contemplated by Section 5.9, with respect to any non-monetary terms and conditions therein, impose or require actions that would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole;

(xxi) enter into any new line of business;

(xxii) make or change any Tax election, change any method of Tax accounting, amend any Tax Return or settle or compromise any Tax liability, in each case, except as required by applicable Law, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company or any Company Subsidiary for any period ending after the Effective Time or materially decreasing any Tax attribute of the Company or any Company Subsidiary existing on the Effective Time;

(xxiii) become party to or approve or adopt any shareholder rights plan or "poison pill" agreement;

(xxiv) cancel or terminate or allow to lapse without commercially reasonably substitute policy therefor, or amend in any material respect or enter into, any material Insurance Policy, other than the renewal of existing Insurance Policies or enter into commercial reasonable substitute policies therefor;

(xxv) take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions; or

(xxvi) agree in writing to take any of the foregoing actions.

(b) During the period from the date of this Agreement until the Effective Time, Parent and Merger Sub shall not, and Parent shall cause its Subsidiaries not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, or delay the consummation by Parent or Merger Sub of the Transactions.

(c) Notwithstanding anything to the contrary herein, the Company may, and may cause any of its Subsidiaries to, take reasonable actions in compliance with applicable Law as the Company deems prudent based on Prudent Industry Practice. "Prudent Industry Practice" means (a) any of the practices, methods and acts engaged in or approved by a significant portion of businesses in the industry in which the Company operates, during the relevant time period or (b) any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices; provided that Prudent Industry Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.

Section 5.2 [Reserved.]

Section 5.3 No Solicitation; Change in Recommendation.

(a) The Company agrees that it shall, and shall cause its Subsidiaries and its and its Subsidiaries' respective directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, immediately cease all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal. Except as otherwise provided in this Agreement, from the date of this Agreement until the earlier

of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries' respective directors, officers and employees not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or the making or consummation thereof or (ii) enter into, or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.3) or negotiations regarding, or furnish to any Person any non-public material information in connection with, any Takeover Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if the Company or any of its Subsidiaries, or any of its or their respective Representatives receives an unsolicited Takeover Proposal made after the date of this Agreement, the Company, the Company Board (or a duly authorized committee thereof) and the Company's Representatives may engage in negotiations and discussions with, or furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company's outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal; provided that prior to engaging in any negotiations or discussions with, or furnishing any material non-public information to, any such Person or its Representatives, the Company and the Person making such Takeover Proposal shall have entered into an Acceptable Confidentiality Agreement. The Company will promptly (and in any event within the later of twenty-four (24) hours and 5:00 p.m. Eastern time on the next Business Day) notify Parent of the receipt of such Takeover Proposal and the material terms of such Takeover Proposal. The Company will keep Parent reasonably apprised in all material respects of the status of such Takeover Proposal (including any change in the price or other material terms thereof). The Company shall not terminate, amend, modify, waive or fail to enforce any provision of any "standstill" or similar obligation of any Person unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c) Except as otherwise provided in this Agreement, neither the Company Board nor any committee thereof shall (i)(A) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Takeover Proposal, (C) fail to include the Company Board Recommendation in the Schedule 14D-9 or fail to permit Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents, or (D) fail to recommend against any Takeover Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after Parent so requests reaffirmation in writing (provided, that Parent shall be entitled to make such a written request for reaffirmation only once for each Takeover Proposal and once for each material amendment to such Takeover Proposal) (any action described in this clause (i) being referred to herein as a "Company Adverse Recommendation Change") or (ii) cause or permit the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment (other than an

Acceptable Confidentiality Agreement) constituting, or that would reasonably be expected to lead to, any Takeover Proposal (a "Company Acquisition Agreement").

(d) Notwithstanding anything to the contrary in this Agreement, at any time prior to the Acceptance Time or the termination of this Agreement, the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)(ii)), if (i) (A) a Company Intervening Event has occurred or (B) the Company has received a Superior Proposal other than as a result of a material breach of this Section 5.3, in each case, if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event or in response to the receipt of such Superior Proposal, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (ii) (A) the Company provides Parent prior written notice of its intent to make any Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) at least five (5) Business Days prior to taking such action to the effect that, absent any modification to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(d)(ii), which notice shall specify the basis for such Company Adverse Recommendation Change or termination and attaching the most current draft of any Company Acquisition Agreement with respect to, the Superior Proposal, if applicable (a "Notice of Recommendation Change") (it being understood that such Notice of Recommendation Change shall not in itself be deemed a Company Adverse Recommendation Change and that any change in price or material revision or amendment to the terms of a Superior Proposal, if applicable, shall require a new notice to which the provisions of clauses (ii)(A), (B) and (C) of this Section 5.3(d) shall apply *mutatis mutandis* except that, in the case of such a new notice, all references to five (5) Business Days in this Section 5.3(d) shall be deemed to be two (2) Business Days); (B) during such five (5) Business Day period, if requested by Parent, the Company shall make its Representatives reasonably available to negotiate in good faith with Parent and its Representatives regarding any modifications to the terms and conditions of this Agreement that Parent proposes to make; and (C) at the end of such five (5) Business Day period and taking into account any modifications to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and that, in the case of a Company Adverse Recommendation Change with respect to a Takeover Proposal, such Takeover Proposal still constitutes a Superior Proposal.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions

contained in this Section 5.3 or (iv) making any "stop, look and listen" communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company). No disclosures under this Section 5.3(e) shall be, in themselves, a breach of Section 5.3 or a basis for Parent to terminate this Agreement pursuant to Article VII.

(f) As used in this Agreement, "Takeover Proposal" shall mean any *bona fide* inquiry, proposal or offer from any Person (other than Parent, Merger Sub and any of its Affiliates thereof) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (a) assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) that account for 15% or more of the Company's consolidated assets or from which 15% or more of the Company's revenues or earnings on a consolidated basis are derived or (b) 15% or more of the outstanding Company Common Stock pursuant to a merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, share exchange, recapitalization or similar transaction involving the Company, in each case other than the Merger.

(g) As used in this Agreement, "Superior Proposal" shall mean any unsolicited written Takeover Proposal on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company's outside legal counsel and independent financial advisors, to be more favorable to the holders of Company Common Stock than the Transaction, taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and this Agreement that the Company Board considers relevant; provided that for purposes of the definition of Superior Proposal, the references to "15%" in the definition of Takeover Proposal shall be deemed to be references to "50%".

Section 5.4 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its respective commercially reasonable efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws or to Governmental Authorities with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filing to such Governmental Authorities or under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings to such Governmental Authorities or under Antitrust Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws or other applicable Laws, and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws or other applicable Laws with respect to the Transactions and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary to consummate the Transactions as soon as practicable. For purposes hereof, "Antitrust Laws" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and

all applicable foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) **[Reserved.]**

(c) The Company, Parent and Merger Sub shall, subject to applicable Law relating to the exchange of information: (i) promptly notify the other parties hereto of (and if in writing, furnish the other parties with copies of) any communication to such Person from a Governmental Authority regarding the filings and submissions described in Section 5.4(a) and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written response to any communication from a Governmental Authority regarding the filings and submissions described in Section 5.4(a), (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, that the parties shall be permitted to redact any correspondence, filing, submission or communication to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the Transactions.

(d) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, Parent and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws or other applicable Laws that may be required by any Governmental Authority, so as to enable the parties to close the Transactions as soon as practicable (and in any event no later than three (3) Business Days prior to the End Date), including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Parent or Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries (each a "Remedial Action"); provided, however, that any Remedial Action may, at the discretion of the Company, be conditioned upon consummation of the Transactions.

(e) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is reasonably foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Parent shall take any and all action, including a Remedial

Action, to avoid or resolve any such litigation, action or proceeding as promptly as practicable (and in any event no later than three (3) Business Days prior to the End Date). In addition, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective commercially reasonable efforts to contest, defend and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any ruling, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the Transactions as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date.

(f) From the date of this Agreement until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Article VII, neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws or other applicable Laws with respect to the Transactions, or would reasonably be expected to materially prevent or prohibit or impede, interfere with or delay obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws or other applicable laws with respect to the Transactions.

(g) Notwithstanding the obligations set forth in this Agreement, Parent and its Affiliates shall not be required to, and, without the prior written consent of Parent (which consent may be withheld at Parent's sole discretion) the Company shall not, and shall cause its Subsidiaries not to, in connection with obtaining any consent or approval of any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment or sanction (including any Remedial Action), that constitutes a Burdensome Condition.

(h) Parent shall promptly notify the Company and the Company shall notify Parent of any notice or other communication from any Governmental Authority alleging that such Governmental Authority's consent is or may be required in connection with or as a condition of the Merger.

Section 5.5 **Public Announcements**. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. The Company will also be required to file a Form 8-K, attaching a copy of this Agreement, with the SEC. Prior to filing such Form 8-K with the SEC, the Company shall provide a draft of such Form 8-K to Parent for its review and comment. Parent shall provide the Company with its comments to the draft Form 8-K within one (1) Business Days from Parent's receipt of such draft and the Company shall, in its discretion, incorporate any reasonable comments from Parent prior to filing such Form 8-K with the SEC. In addition to the foregoing, with respect to any other press release or any other public statements with respect to the Transactions, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may

reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto, (b) in connection with any dispute between the parties regarding this Agreement or the Transactions or (c) that is not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Section 5.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford to Parent and its Representatives reasonable access (at Parent's sole cost and expense) during normal business hours and upon reasonable advance notice to the Company's properties (but excluding for the conduct of Phase I or Phase II environmental assessments or testing), books, Contracts and records and the Company shall furnish promptly to Parent such information concerning its business and properties as Parent may reasonably request (other than any publicly available document filed by the Company pursuant to the requirements of federal or state securities Laws); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party; provided, further, (x) that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose such party to risk of liability for disclosure of sensitive or personal information and (y) the conduct of such activities shall be subject to the rights and obligations of the Company referred to in the final proviso of the final sentence of Section 5.4(b) hereof. Until the Effective Time, the information provided will be subject to the terms of the Non-Disclosure and Confidentiality Agreement, dated as of March 1, 2017, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), and, without limiting the generality of the foregoing, Parent and Company shall not, and Parent and Company shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

(b) If this Agreement is terminated pursuant to Section 7.1, the Confidentiality Agreement shall automatically be deemed to be amended and restated such that the provisions of the Confidentiality Agreement shall remain in force and effect for a period of one (1) year after such termination, as if the parties hereto had never entered into this Agreement.

Section 5.7 Takeover Laws. If any Takeover Statute becomes applicable to the Transactions, the Company and the Company Board will use reasonable best efforts to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Section 5.8 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless each current and former director, officer and employee of the Company and any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, an "Indemnitee" and, collectively, the "Indemnitees") against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a "Claim"), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Company Charter Documents and the respective organizational documents of each of the Company's Subsidiaries as currently in effect and (B) any indemnification agreements with an Indemnitee, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, at the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the articles of incorporation and bylaws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Company Charter Documents in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except as required by applicable Law.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay and advance to an Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any Claim relating to any acts or omissions covered under this Section 5.8 or the enforcement of an Indemnitee's rights under this Section 5.8 as and when incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter (but only to the extent such repayment is required by applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company or applicable indemnification agreements). Any determination required to be made with respect to whether an Indemnitee's conduct complies with an applicable standard under applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company, or applicable indemnification agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnitee and reasonably acceptable to Parent.

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors' and officers' liability insurance and fiduciary liability insurance in effect as of the date of this Agreement maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time either through the Company's existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the annual premium currently paid by the Company in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that in lieu of the foregoing insurance coverage, the Company may purchase "tail" insurance coverage, at a cost no greater than the aggregate amount which Parent would be required to spend during the six–year period provided for in this Section 5.8(c), that provides coverage not materially less favorable than the coverage described above to the insured persons than the directors' and officers' liability insurance and fiduciary liability insurance coverage currently maintained by the Company and its Subsidiaries as of the date of this Agreement with respect to matters arising on or before the Effective Time.

(d) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives from and after the Effective Time, and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9 **Transaction Litigation**. Each of Parent and the Company shall notify the other promptly of the commencement of any shareholder litigation against the Company, Parent or any of its their directors or officers relating to this Agreement or the Transactions of which it has received notice ("Transaction Litigation"). The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any Transaction Litigation, and no such settlement of any Transaction Litigation shall be agreed to by the Company without Parent's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.10 **Section 16**. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall take all such steps reasonably necessary to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common

Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Financing Cooperation.

(a) Prior to the End Date or termination of this Agreement, the Company agrees to use its commercially reasonable efforts to provide such reasonable cooperation, and to cause its Subsidiaries and its and their respective Representatives to provide such assistance, with the Debt Financing as is reasonably requested by Parent, at the sole cost and expense of Parent. Such assistance shall include, but not be limited to, the following: (i) participating in a reasonable number of meetings and due diligence sessions upon reasonable advance notice, (ii) furnishing Parent and its lenders with all financial and other information reasonably required by Parent's lenders in connection with the Debt Financing, including, the Required Financial Information, (iii) assisting Parent and its lenders in the preparation of a customary bank information memorandum, confidential information memorandum and similar documents, including customary authorization or reliance letters, for the Debt Financing, and (iv) reasonably facilitating the pledge of collateral and execution of the financing documents provided that, neither the Company nor any of its subsidiaries or any of its or their Representatives shall be required to (A) pay any commitment or other similar fee or expense (B) give any indemnities or make any representations or warranties, (C) take any action that is not customary for debt financing transactions or that interferes with the ongoing business and operation of the Company and its subsidiaries or (D) provide any information the disclosure of which is prohibited or restricted under applicable Law, any agreement (including a confidentiality agreement), or subject to legal privilege.

(b) The Company shall use reasonable efforts to obtain and deliver to Parent no later than two (2) Business Days prior to the Closing Date, an accurate and complete copy of a payoff letter, dated no more than five (5) Business Days prior to the Closing Date, with respect to the Company Debt and all amounts payable to the lender thereof necessary to (i) satisfy such Company Debt and all other amounts payable to the lender thereof in full as of the Closing and (ii) terminate and release any Liens related thereto.

(c) Parent and Merger Sub shall use their commercially reasonable efforts to take, or cause to be taken, all actions and do to, or cause to be done, all things necessary, proper or advisable to enter into definitive financing agreements on terms and conditions to finance the Offer, the Merger and any other Transactions and so that the Debt Financing is in effect as promptly as reasonably practicable after the date of this Agreement and satisfy all conditions with respect thereto and consummate such financing at or prior to the Acceptance Time. Parent shall keep the Company informed of the status of the financing process and shall provide from time to time, such information as the Company may reasonably request in respect thereof. Parent shall not make any amendments to or modification to the Debt Commitment Letter or the definitive financing documents without the prior written consent of the Company.

(d) If, notwithstanding the use of commercially reasonable efforts by Parent and Merger Sub to satisfy its obligations set forth in (c) above, the Debt Financing is terminated prior to the Acceptance Time, in whole or in part, for any reason, Parent shall (i) promptly notify

the Company of such expiration or termination and the reasons therefore and (ii) use its commercially reasonable efforts to promptly arrange for alternative financing (upon terms and conditions substantially comparable to those contained in such expired or terminated commitments or agreements) to replace the financing contemplated by such expired or terminated commitments or agreements in an amount sufficient to consummate the Transactions.

(e) Each of Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their Representatives shall not, prior to the Effective Time, incur any liability to any Person under any financing that Parent and Merger Sub may raise in connection with the Transactions or any cooperation provided pursuant to this Section 5.11 and that Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith.

(f) Each of Parent and Merger Sub acknowledge and agree that the obtaining of any Debt Financing or any alternative financing is not a condition to the Offer or the Merger and reaffirms its obligations to consummate the Transactions irrespective and independently of the availability of the Debt Financing or any alternative financing.

Section 5.12 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time, Parent shall provide, or shall cause to be provided, to each individual who is employed by the Company or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately prior to the Effective Time (each, a "Company Employee"), annual base salary and base wages, cash, annual bonuses and long-term incentive compensation opportunities (including target bonus amounts that are payable subject to the satisfaction of performance criteria in effect immediately prior to the Effective Time) and employee benefits, in each case, that are no less favorable in the aggregate than such annual base salary and base wages, cash, annual bonuses and long-term incentive compensation opportunities and employee benefits provided to the Company Employees immediately prior to the Effective Time.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c) Without limiting the generality of Section 5.12(a), from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to assume, honor, and continue all obligations under the Company Plans and compensation, change-in-

control and severance arrangements and other employment or employment related agreements, including, any obligations pursuant to the plans and arrangements set forth on Section 5.12(f) of the Company Disclosure Schedule, in accordance with their terms as in effect immediately before the Effective Time and the Transactions shall be deemed to constitute a "change in control," "change of control", "corporate transaction" or similar words to such effect under such Company Plans, arrangements or agreements.

(d) To the extent that the Effective Time occurs (i) in 2017 or (ii) following the end of the 2017 performance period with respect to the Company's Annual Incentive Plans or any other applicable annual bonus plan, but, in each case, prior to payment of the bonuses for such 2017 performance period, Parent shall cause the Surviving Corporation to pay to each Company Employee the bonus to which the Company Employee would be entitled for such 2017 performance period based on actual performance. In addition, in the event that the Effective Time occurs in 2017, at the Effective Time, Parent shall cause the Surviving Corporation to pay to each Company Employee a pro-rata portion of any bonus that such Company Employee would have been entitled to receive under the Company's Annual Incentive Plans and any other applicable annual bonus plan for the 2018 and 2019 performance periods based on the Company Employee's target bonuses for such 2018 and 2019 performance periods.

(e) Notwithstanding anything to the contrary herein, the provisions of this Section 5.12 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.12 is intended to, or shall, constitute the establishment or adoption of or an amendment to any Company Plans, and no Company Employee or any other indidividual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment). Nothing contained herein shall alter the at-will employment relationship of any Company Employee.

(f) Without limiting the generality of the foregoing provisions of this Section 5.12, the parties hereby agree to take the additional actions set forth in Section 5.12(f) of the Company Disclosure Schedule.

Section 5.13 Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and (b) cause Merger Sub to consummate the Merger and the Offer on the terms and conditions set forth in this Agreement. Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions.

Section 5.14 No Control of Other Party's Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

Section 5.15 **Tax Matters**. The following provisions shall govern the allocation of responsibility as between the Company and Parent for certain Tax matters following the Closing Date:

(a) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Surviving Corporation and its Subsidiaries that are to be filed after the Closing Date.

(b) All tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date (except for such tax-sharing agreements or similar agreements among the Company and its Subsidiaries) and, after the Closing Date, the Surviving Corporation and its Subsidiaries shall not be bound thereby or have any liability thereunder.

Section 5.16 **Exchange Delisting Matters**. Prior to the Closing Date, at the expense of Parent, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE MKT to cause the delisting of the Company and of the Company Common Stock from the NYSE MKT as promptly as practicable after the Effective Time and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 5.17 **Fairness Opinion**. The Company shall provide an accurate and complete signed copy of the Fairness Opinion to Parent solely for information purposes within one (1) Business Day after the date of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 **Conditions to Each Party's Obligation to Effect the Merger**. The respective obligations of each party hereto to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Offer. Merger Sub shall have accepted for payment, or caused to be accepted for payment, in accordance with Section 1.1(b), all Company Common Stock validly tendered and not withdrawn in the Offer, provided, that the obligation of Parent and Merger Sub to effect the Merger shall not be conditioned on the fulfillment of the condition set forth in this clause (a) if the failure of Merger Sub to accept such Company Common Stock for payment pursuant to the Offer shall have constituted or resulted from a material breach of the Offer or this Agreement by Parent or Merger Sub.

(b) No Injunctions. No Law enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Offer or the Merger or making the consummation of the Offer or the Merger illegal.

ARTICLE VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent:

(i) (A) if the Offer (as it may have been extended in accordance with Section 1.1) shall not have been consummated in accordance with its terms and this Agreement on or before December 26, 2017 (the "End Date") or (B) if the Offer is terminated or withdrawn pursuant to its terms without any of the Company Common Stock being purchased thereunder; provided, however, that the right to terminate the Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of this Agreement has been the primary cause of or primarily resulted in the failure or the non-satisfaction of any condition or requirement of the Offer set forth in Annex I;

(ii) if any Law having the effect set forth in Section 6.1(b) shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any ruling, decree, judgment, injunction or order of any Governmental Authority (each, a "Restraint"), shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement, including pursuant to Section 5.4; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform cannot be cured by the Company by the End Date, or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Parent stating the Parent's intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or other agreements hereunder;

(ii) if the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(ii) if the Minimum Condition and the other conditions and requirements on Annex I have been satisfied;

(iii) if the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or failed to permit Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents;

(iv) if since the date of this Agreement, there shall have occurred a Company Material Adverse Effect; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform cannot be cured by Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company's intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that, Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder; or

(ii) prior to the Acceptance Time, if the Company Board shall have effected a Company Adverse Recommendation Change with respect to a Superior Proposal in accordance with Section 5.3 and shall have approved, and substantially concurrently with the termination hereunder, the Company shall have entered into, a Company Acquisition Agreement with respect to such Superior Proposal; provided that such termination pursuant to this Section 7.1(d)(ii) shall not be effective and the Company shall not enter into any such Company Acquisition Agreement, unless the Company has paid the Company Alternative Termination Fee to Parent or causes the Company Alternative Termination Fee to be paid to Parent substantially concurrently with such termination in accordance with Section 7.3; (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and have no further force or effect (other than Section 5.6, Section 7.2 and Section 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, other Representatives or Affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no party shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement prior to such termination. The Confidentiality Agreement shall survive in accordance with its terms following termination of this Agreement.

Section 7.3 Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay or cause to be paid as directed by Parent the Company Alternative Termination Fee substantially concurrently with the termination of this Agreement.

(b) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i), the Company shall pay or cause to be paid as directed by Parent the Company Standard Termination Fee within two (2) Business Days of such termination.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(iv), the Company shall pay or cause to be paid as directed by Parent the Company Standard Termination Fee within two (2) Business Days of such termination.

(d) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), the Company shall pay or cause to be paid as directed by Parent the Company Alternative Termination Fee.

(e) For purposes of this Agreement, (i) "Company Standard Termination Fee" shall mean an amount equal to $350,000, (ii) "Company Alternative Termination Fee" shall mean an amount equal to $625,000, and (iii) "Company Termination Fee" means either the Company Standard Termination Fee or the Company Alternative Termination Fee, as applicable.

(f) Parent shall pay to the Company a fee of $350,000 in cash (the "Parent Termination Fee") if:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) because of a failure by Parent or Merger Sub to comply with its obligations under Section 5.4 or Section 5.11; and

(ii) at the time of any such termination the conditions to the Closing set forth in Section 6.1 shall have been satisfied or waived (except for any such conditions that have not been satisfied as a result of a breach by Parent or Merger Sub of its respective obligations under this Agreement);

Parent shall pay the Parent Termination Fee to the Company (to an account designated in writing by the Company) no later than two (2) Business Days after the date of the applicable termination.

(g) Notwithstanding the foregoing, in no event shall the Company be required to pay a Company Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, including without limitation Section 8.9, the parties agree that if this Agreement is terminated under circumstances in which the Company is obligated to pay a Company Termination Fee under this Section 7.3 and such Company Termination Fee is paid, the payment of such Company Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transactions, and, upon payment of such Company Termination Fee pursuant to this Section 7.3, the Company (and the Company's Affiliates and its and their respective directors, officers, employees, shareholders and

other Representatives) shall have no further liability with respect to this Agreement or the Transactions to Parent, Merger Sub or any of their respective Affiliates or Representatives, except for any liabilities or damages arising out of any willful and material breach of this Agreement prior to such termination. Notwithstanding the foregoing, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, including without limitation Section 8.9, the parties agree that if this Agreement is terminated under circumstances in which Parent is obligated to pay the Parent Termination Fee under this Section 7.3 and the Parent Termination Fee is paid, the payment of the Parent Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the Transactions, and, upon payment of the Parent Termination Fee pursuant to this Section 7.3, Parent and Merger Sub (and their Affiliates and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the Transactions to the Company or any of its respective Affiliates or Representatives, except for any liabilities or damages arising out of any willful and material breach of this Agreement prior to such termination.

(h) If the Schedule 14D-9 is not filed, in accordance with Section 1.2, by the Company with the SEC and disseminated to the holders of the Company Common Stock, as and to the extent required by the Exchange Act, within five (5) Business Days of Parent's filing, in accordance with Section 1.1, of the Offer Documents with the SEC, despite the commercially reasonable efforts of Parent and Merger Sub, then the Company will, within ten (10) Business Days, reimburse Parent for its reasonable and scheduled expenses incurred pursuant to the Transactions, up to an amount not to exceed $250,000 (such reimbursement by the Company, the "Company Expense Reimbursement"), provided, however, that in the event the Company has paid or is required to pay a Company Termination Fee pursuant to the terms of this Agreement, then the Company shall not be required to pay any amount of Company Expense Reimbursement that would otherwise be payable to Parent pursuant to this Section 7.3(f).

(i) Any amount that becomes payable pursuant to Section 7.3 shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 **No Survival of Representations and Warranties**. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2 **Fees and Expenses**. Except as otherwise provided in Section 5.8, Section 7.3 and Section 8.14, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

Section 8.3 **Amendment or Supplement**. At any time prior to the Acceptance Time, this Agreement may be amended or supplemented in any and all respects, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties.

Section 8.4 **Waiver**. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5 **Assignment**. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.6 **Counterparts**. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 8.7 **Entire Agreement; Third-Party Beneficiaries**. This Agreement, including the Company Disclosure Schedule, and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company's shareholders and holders of Company RSUs, Company Restricted Shares, and Company Awards to receive the Merger Consideration and payments pursuant to Article II, respectively, (ii) the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent or Merger Sub's willful and material breach of this Agreement, in which event the damages recoverable by the Company for itself and on behalf of the shareholders (without duplication) shall be determined by reference to the total amount that would have been recoverable to the holders of the Company Common Stock (including, "lost premium" and time value of money) if all such holders brought an action

against Parent and Merger Sub and were recognized as intended third party beneficiaries hereunder, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (iii) the provisions of Section 5.8, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Each of Parent, Merger Sub, and the Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement (as modified by the Company Disclosure Schedule, in the case of the representations and warranties of the Company), none of them, or any of their respective Affiliates or Representatives, or any other Person acting on behalf of any of them, makes, and none of them or any of their respective Representatives relies on or has been induced by any other representations, warranties, information (including estimates, projections, forecasts and other forward-looking information, business plans and cost-related plan information) or inducements, and each of the parties to this Agreement, on behalf of itself, its Affiliates, and its and their respective Representatives, hereby disclaims any other representations, warranties or inducements, express or implied, as to the accuracy or completeness of any information, made by, or made available by, itself, any of its Affiliates or any of its or their respective Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the Transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's Representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 8.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.9 Specific Enforcement.

(a) The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, prior to the valid termination of this Agreement pursuant to Article VII, the parties shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. If any party hereto brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and ten (10) Business Days following the date on which such Claim is fully and finally resolved.

Section 8.10 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

c/o of Kingswood Capital Management, LLC
11777 San Vicente Blvd., Suite 650
Los Angeles, CA 90049
Attention: Alex Wolf

with a copy (which shall not constitute notice) to:

Dentons US LLP
4520 Main Street
Suite 1100

Kansas City, Missouri 64111-7700
Attention: Jessica M. Norris
Facsimile: (816) 531-7545

If to the Company, to:

Versar, Inc.
6850 Versar Center
Springfield, VA 22151
Attention: James D. Villa, General Counsel
Facsimile: (703) 642-6839

with a copy (which shall not constitute notice) to:

McGuireWoods LLP
Gateway Plaza
800 East Canal Street
Richmond, VA 23219
Attention: Joanne Katsantonis
Facsimile: 804-698-2090

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 **Definitions**. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

"Acceptable Confidentiality Agreement" shall mean a confidentiality agreement (which need not prohibit the making of a Takeover Proposal) that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

"Acceptance Time" shall have the meaning set forth in Section 1.1(b).

"Accumulated Dividends" shall mean all dividends declared by the Company with respect to shares of Company Common Stock, and all dividend equivalent payments, in each case, relating to Company RSUs and Company Awards that have been accumulated or retained by the Company until the vesting or settlement of such awards.

"Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

"Agreement" shall have the meaning set forth in the Preamble.

"Annual Incentive Plans" shall mean the Company's 2010 Stock Incentive Plan.

"Antitrust Laws" shall have the meaning set forth in Section 5.4(a).

"Appraisal Shares" shall have the meaning set forth in Section 2.1(d).

"Balance Sheet Date" shall have the meaning set forth in Section 3.5(d).

"Bankruptcy and Equity Exception" shall have the meaning set forth in Section 3.3(a).

"Book-Entry Shares" shall have the meaning set forth in Section 2.1(c).

"Burdensome Condition" shall mean any undertakings, terms, conditions, liabilities, obligations, commitments or sanction (including any Remedial Action) that, in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole.

"Business Day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in Delaware are authorized or required by Law to be closed.

"Certificate" shall have the meaning set forth in Section 2.1(c).

"Certificate of Merger" shall have the meaning set forth in Section 1.5.

"Claim" shall have the meaning set forth in Section 5.8(a).

"Clayton Act" shall mean the Clayton Act of 1914.

"Closing" shall have the meaning set forth in Section 1.4.

"Closing Date" shall have the meaning set forth in Section 1.4.

"Code" shall have the meaning set forth in Section 2.2(g).

"Company" shall have the meaning set forth in the Preamble.

"Company Acquisition Agreement" shall have the meaning set forth in Section 5.3(c).

"Company Adverse Recommendation Change" shall have the meaning set forth in Section 5.3(c).

"Company Award" shall have the meaning set forth in Section 2.3(c).

"Company Board" shall have the meaning set forth in the recitals.

"Company Board Recommendation" shall have the meaning set forth in the recitals.

"Company Charter Documents" shall have the meaning set forth in Section 1.7.

"Company Common Stock" shall have the meaning set forth in Section 2.1.

"Company Debt" means, as of any date, all Indebtedness of the Company and its Subsidiaries under that certain Loan Agreement, dated September 30, 2015 (as amended), between the Company and Bank of America, N.A.

"Company Disclosure Schedule" shall have the meaning set forth in the Article III Preamble.

"Company Employee" shall have the meaning set forth in Section 5.12(a).

"Company Employee Stock Purchase Plan" means the Versar, Inc. 2005 Employee Stock Purchase Plan.

"Company Expense Reimbursement" shall have the meaning set forth in Section 7.3(h).

"Company Intervening Event" means any circumstance, change, event, occurrence or effect that (1) is unknown to or by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement) and (2) becomes known to or by the Company Board prior to the Acceptance Time.

"Company IP" means any and all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

"Company Material Adverse Effect" shall mean any circumstance, change, event, occurrence or effect that (a) has, individually or in the aggregate, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided that no circumstance, change, event, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) any circumstance, change, event, occurrence or effect in any of the industries or markets in which the

Company or its Subsidiaries operates; (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of its Subsidiaries conducts business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (v) the announcement, pendency of or performance of the Transactions, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators; (vi) any action taken by the Company or any of its Subsidiaries that is required or permitted by the terms of this Agreement or with the consent or at the direction of Parent or Merger Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent's consent pursuant to Section 5.1); (vii) any change in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect); (viii) any failure by the Company or its Subsidiaries to meet internal, analysts' or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the underlying facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise falling within any of the exceptions set forth in clauses (a)(i) through (a)(vii) or clause (a)(x) of this proviso); (x) any pending, initiated or threatened Transaction Litigation, in each of clauses (a)(i) through (a)(iv), to the extent that such circumstance, change, event, occurrence or effect does not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which the Company and its Subsidiaries operate; or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Company of the Transactions.

"Company Material Contract" means any Contract (i) which is required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) that comprises part of the top 85% of revenue generated by the Company and the Company Subsidiaries, taken as a whole, in the last fiscal year; (iii) that has a CTD Profit of less than 0% and less than 100% completion; (iv) that comprises part of the top 85% of the projected backlog of the Company and the Company Subsidiaries, taken as a whole, for the next fiscal year; or (v) which constitutes a Contract awarded to a joint venture.

"Company Pension Plan" shall have the meaning set forth in Section 3.9(a).

"Company Permits" shall have the meaning set forth in Section 3.8(a).

"Company Plans" shall mean (a) each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) that the Company or any of its ERISA Affiliates sponsors, participates

in, is a party or contributes to, or with respect to which the Company or any of its ERISA Affiliates could reasonably be expected to have any material liability and (b) each other material employee benefit plan, program or arrangement, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, that the Company or any of its ERISA Affiliates sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its ERISA Affiliates could reasonably be expected to have any liability.

"Company Preferred Stock" shall have the meaning set forth in **Error! Reference source not found.**.

"Company Products" means each product or service that is designed, developed, manufactured, sold, licensed, leased, distributed, or made generally commercially available to Third Parties by or on behalf of the Company or any Company Subsidiary.

"Company Restricted Shares" shall mean all shares of Company Common Stock subject to vesting restrictions and/or forfeiture back to the Company, whether granted under a Company Stock Plan or otherwise.

"Company RSUs" shall mean any share unit payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.

"Company SEC Documents" shall have the meaning set forth in the Article III Preamble.

"Company Stock Plan" shall mean the Company's Long-Term Stock Incentive Plan.

"Company Subsidiary" shall have the meaning set forth in Section 3.1.

"Company Alternative Termination Fee" shall have the meaning set forth in Section 7.3(e).

"Company Standard Termination Fee" shall have the meaning set forth in Section 7.3(e).

"Company Termination Fee" shall have the meaning set forth in Section 7.3(e).

"Confidentiality Agreement" shall have the meaning set forth in Section 5.6(a).

"Contract" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement.

"DGCL" shall have the meaning set forth in the recitals.

"Debt Commitment Letter" means the debt commitment letter, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which the financial institutions party thereto have agreed, subject only to financing conditions set forth therein, to

provide or cause to be provided the debt financing set forth therein for the purposes of financing the Offer, the Merger and any of the other transactions contemplated by this Agreement.

"Debt Financing" means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

"Effective Time" shall have the meaning set forth in Section 1.5.

"Encumbrances" shall mean any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature.

"End Date" shall have the meaning set forth in Section 7.1(b)(i).

"Environmental Laws" means all Laws relating to workplace safety or health, pollution or protection of the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, hazardous materials, substances or wastes as the foregoing are enacted or in effect on or prior to Closing.

"Equity Securities" shall have the meaning set forth in Section 3.2(b).

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means each corporation or trade or business that would be treated as a single employer with the Company pursuant to Section 4001(b)(1) of ERISA.

"Exchange Act" shall have the meaning set forth in Section 3.4.

"Expiration Date" shall have the meaning set forth in Section 1.1(d).

"FAR" shall mean the Federal Acquisition Regulation.

"Federal Trade Commission Act" shall mean the Federal Trade Commission Act of 1914.

"Financing Sources" means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their respective affiliates' officers, directors, employees, partners, controlling persons, advisors, agents and representatives and their respective successors and assigns.

"GAAP" shall mean generally accepted accounting principles in the United States.

"Governmental Authority" shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

"Hazardous Materials" means any materials or substances or wastes as to which liability or standards of conduct may be imposed under any Environmental Law.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Indebtedness" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers' acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person and (e) all guarantees or other assumptions of liability for any of the foregoing.

"Indemnitee(s)" shall have the meaning set forth in Section 5.8(a).

"Initial Expiration Date" shall have the meaning set forth in Section 1.1(d).

"Intellectual Property" shall mean, in any and all jurisdictions throughout the world, all (a) patents and patent applications, (b) registered trademarks, trade names, service marks, logos, corporate names, internet domain names, and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing, (c) registered and material unregistered copyrights, including copyrights in computer Software, mask works and databases and (d) trade secrets and other proprietary know-how.

"IRS" means the U.S. Internal Revenue Service.

"Key Personnel" shall mean Anthony L. Otten, CEO; Jeffrey A. Wagonhurst, COO; Christine B. Tarrago, CFO; James Villa, General Counsel; Linda McKnight, Senior Vice President of Business Development; Alessandria Albers, Vice President of Human Resources; Travis C. Cooper, Vice President – Engineering and Construction Management Group; Suzanne J. Bates, Senior Vice President – Environmental Services Group; and Wendell A. Newton, Senior Vice President – Professional Services Group.

"Knowledge" shall mean, (a) in the case of the Company, except as noted on Section 8.13 of the Company Disclosure Schedule, the actual knowledge, as of the date of this Agreement, after reasonable inquiry, of the individuals listed on Section 8.13 of the Company Disclosure Schedule, and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the date of this Agreement, of Alexander Wolf, Dwane Stone, Jim Renna and Alan Steier. For purposes of this definition, "reasonable inquiry" (A) shall take into account the scope of the individual's duties and includes reasonable inquiry of the employees of the Company who are responsible for the subject matter of the representation and warranty or other matter involved and (B) shall not require that any person make any inquiry of persons who are not employed by the Company or check any records not within the possession of the Company.

"Laws" shall have the meaning set forth in Section 3.8.

"Liens" shall mean any pledges, liens, charges, Encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

"Merger" shall have the meaning set forth in the recitals.

"Merger Consideration" shall have the meaning set forth in Section 2.1(c).

"Merger Sub" shall have the meaning set forth in the Preamble.

"Minimum Condition" shall have the meaning set forth in Section 1.1(a).

"Notice of Recommendation Change" shall have the meaning set forth in Section 5.3(d).

"NYSE" shall mean the New York Stock Exchange.

"Offer" shall have the meaning set forth in the recitals.

"Offer Documents" shall have the meaning set forth in Section 1.1(g)(i).

"Offer Price" shall have the meaning set forth in the recitals.

"Offer to Purchase" shall have the meaning set forth in Section 1.1(c).

"Original Agreement" shall have the meaning set forth in the recitals.

"Outside Date" shall have the meaning set forth in Section 1.1(e).

"Parent" shall have the meaning set forth in the Preamble.

"Parent Board" shall mean the board of managers of Parent.

"Parent Material Adverse Effect" shall mean any change, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Parent or Merger Sub of the Transactions.

"Parent Termination Fee" shall the meaning set forth in Section 7.3(f).

"Paying Agent" shall have the meaning set forth in Section 2.2(a).

"Permitted Encumbrances" shall mean (a) zoning, building codes and other state and federal land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and (b) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property or (iii) individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company's current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company's present or contemplated business operations at such location.

"Permitted Liens" shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics', materialmen's, carriers', workmen's, warehouseman's, repairmen's, landlords' and similar Liens granted or which arise in the ordinary course of business, (c) Liens reflected in the Company SEC Documents, (d) Permitted Encumbrances, (e) Liens permitted under or pursuant to any Contracts relating to Indebtedness and (f) such other Liens that would not have a Company Material Adverse Effect.

"Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

"Prudent Industry Practice" shall have the meaning set forth in Section 5.1(c).

"Recent Company SEC Documents" shall have the meaning set forth in Section 3.5(a).

"Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the soil, surface water or groundwater.

"Remedial Action" shall have the meaning set forth in Section 5.4(d).

"Representatives" means, with respect to any Person, the professional (including financial) advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers, employees, agents and representatives of such Person and its Subsidiaries.

"Required Approvals" shall have the meaning set forth in Section 3.4.

"Required Financial Information" means (i) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders' equity of the Company for the three (3) most recently completed fiscal years of the Company, ended at least ninety (90) days before the Expiration Date, (ii) the unaudited consolidated balance sheets and related statements of operations and cash flows of the Company for each subsequent fiscal quarter of the Company ended at least forty-five (45) days before the Closing Date, and (iii) customary authorization letters (including customary representations with respect to accuracy of information provided by the Company) authorizing the distribution of information provided under clauses (i) and (ii) above to the Financing Sources.

"Restraint" shall have the meaning set forth in Section 7.1(b)(ii).

"Sarbanes-Oxley Act" shall have the meaning set forth in Section 3.5(a).

"Schedule 14D-9" shall have the meaning set forth in Section 1.2(a).

"Schedule TO" shall have the meaning set forth in Section 1.1(g)(i).

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" shall have the meaning set forth in Section 3.1(b).

"Sherman Act" means the Sherman Antitrust Act of 1890.

"Software" means any computer program, firmware or software code of any nature, including all object code, source code, executable code, hardware configuration data, RTL code, Gerber files and GDSII files, and related developers' notes, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

"Standard Software" means generally commercially available, "off-the-shelf" or "shrink-wrapped" Software that is not redistributed with or used in the development or provision of the Company Products and that has an annual support cost of $25,000 or less.

"Stockholder List Date" shall have the meaning set forth in Section 1.2(b).

"Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a limited partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

"Superior Proposal" shall have the meaning set forth in Section 5.3(g).

"Surviving Corporation" shall have the meaning set forth in Section 1.3.

"Takeover Proposal" shall have the meaning set forth in Section 5.3(f).

"Takeover Statute" shall have the meaning set forth in Section 3.12(a).

"Tax Returns" shall have the meaning set forth in Section 3.9(a).

"Taxes" shall have the meaning set forth in Section 3.9(a).

"Third Party" means any Person or "group" (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Subsidiaries or Representatives.

"Transaction Litigation" shall have the meaning set forth in Section 5.9.

"Transactions" means collectively this Agreement and the transactions contemplated hereby, including the Merger and the Offer.

Section 8.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Transactions shall be paid by Parent and Merger Sub when due.

Section 8.15 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.

(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words "include", "includes" or "including" are used herein, they shall be deemed to be followed by the words "without limitation."

(f) Hereof; Defined Terms. The words "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.

(g) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(h) Persons. References to a Person are also to its successors and permitted assigns.

(i) Annex and Disclosure Schedules. The Annex to this Agreement and the Company Disclosure Schedule are hereby incorporated and made a part hereof. The Company may include in the Company Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any capitalized term used in the Annex or the Company Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.

(j) Construction. Each of the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of

intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VERSAR, INC.

By: ______________________

Name: Anthony L. Otten

Title: CEO

KW GENESIS MERGER SUB, INC.

By: ______________________

Name: Alex Wolf

Title: President

KINGSWOOD GENESIS FUND I, LLC

By: ______________________

Name: Alex Wolf

Title: President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VERSAR, INC.

By: ______________________________

Name:

Title:

KW GENESIS MERGER SUB, INC.

By: /s/ Alex Wolf

Name: Alex Wolf

Title: President

KINGSWOOD GENESIS FUND I, LLC

By: /s/ Alex Wolf

Name: Alex Wolf

Title: President

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer or the Agreement, and in addition to Merger Sub's rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and applicable Law, Merger Sub shall not be required to accept for payment or pay, may extend the Offer and may delay the acceptance for payment of, and the payment for, any validly tendered Company Common Stock pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) the Required Governmental Approvals shall not have been obtained at or prior to the Effective Time or (c) any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at the Expiration Date:

(i) there shall be any Law enacted, promulgated, issued, entered, amended or enforced by a Governmental Authority enjoining, restraining, preventing or prohibiting consummation of the Merger or the Offer or making the consummation of the Merger or the Offer illegal;

(ii) (A) any of the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in **Error! Reference source not found.**, Section 3.2(b), Section 3.3(a), Section 3.6(ii) and Section 3.17 shall not be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein), except where the failure to be true and correct has not had or would not reasonably be expected to have a Company Material Adverse Effect; (B) any of the representations and warranties of the Company set forth in, Section 3.2(a), Section 3.2(b), Section 3.3(a) and Section 3.17 shall not be true and correct in all material respects; and (C) any of the representations and warranties set forth in Section 3.6(a)(ii) shall not be true and correct in all respects; in the case of each of clause (A), (B) and (C), as of the Expiration Date as though made at and as of the Expiration Date (except to the extent that such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall continue to be true and correct as of such specific date);

(iii) the Company shall have failed to perform in all material respects all covenants and agreements required to be performed by it under the Agreement and such breach or failure shall not have been cured prior to the Expiration Date;

(iv) the Company shall have failed to deliver a certificate of the Company signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in paragraphs (ii) and (iii) of this Annex I;

(iv) there shall have occurred since the date of the Agreement and shall be continuing a Company Material Adverse Effect; or

(v) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (including those set forth in clause (c) of the initial paragraph of this Annex I, but excluding those set forth in clauses (a) and (b) of the initial paragraph of this Annex I) of this Annex I are, for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances giving rise to any such conditions (except if any breach of the Agreement by Parent or Merger Sub or any failure of Parent or Merger Sub to perform its obligations under the Agreement is the cause of or resulted in the failure or the non-satisfaction of any such condition) and, except as set forth in the following proviso, may be waived by Merger Sub in whole or in part at any time and from time to time in its sole discretion, in each case subject to the terms of the Agreement and the applicable rules and regulations of the SEC; provided, however, that clauses (a) and (b) of this Annex I shall not be waivable and may not be waived by Merger Sub. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Merger Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.